Exhibit 99(10)

Consent of Independent Registered Public Accounting Firm

The Board of Directors of The Ohio National Life Insurance Company and Contract Owners of Ohio National Variable Account A:

We consent to the use of our reports for Ohio National Variable Account A dated April 8, 2015, and for The Ohio National Life Insurance Company and subsidiaries dated April 23, 2015, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in post-effective amendment no. 17 to File No. 333-164073 on Form N-4.

/s/ KPMG LLP

Columbus, Ohio

November 13, 2015